Exhibit 5.01

October 11, 2013

SCANA Corporation
100 SCANA Parkway
Cayce, SC 29033
Ladies and Gentlemen:
SCANA Corporation (the “Company”) proposes to file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a proposed public offering and sale of up to 3,400,000 shares of the Company’s common stock, without par value (the “Shares”), which may be issued by the Company pursuant to the SCANA Corporation Stock Purchase-Savings Plan (the “Plan”).
I am familiar with the preparation of the Registration Statement and with all other proceedings of the Company in connection with the Plan and the proposed issuance of the Shares thereunder. I have also made such further investigation as I have deemed pertinent and necessary as a basis for this opinion.
Based upon the foregoing, I advise you that it is my opinion that, upon (a) the Registration Statement’s becoming effective and (b) the issuance of the Shares in accordance with the terms of the Plan, the Shares will have been duly authorized and legally and validly issued and will be fully paid and nonassessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Ronald T. Lindsay
Ronald T. Lindsay
Senior Vice President and General Counsel

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